Exhibit 3.1

PERPETUA RESOURCES CORP.
(the “Company”)

AMENDMENT TO THE ARTICLES OF THE COMPANY
EFFECTED ON MAY 25, 2022

Pursuant to section 42(2)(a)(iv) of the British Columbia Business Corporations Act, the following is an extract of the special resolution of the shareholders of the Company passed at the Annual General and Special Meeting of the Company held on May 25, 2022 (the “Meeting”) and the minutes of the Meeting were received for deposit at the records office of the Company on May 25, 2022, the effective date of the amendment.

The undersigned, Terese Gieselman, Secretary of the Meeting and Corporate Secretary of the Company, hereby certifies that the following is a true and complete copy of the special resolution of the shareholders of the Company passed at the Meeting:

“UPON MOTION IT WAS RESOLVED as a special resolution that:

1.	The amendment to the Articles of the Company to raise the quorum threshold for shareholder meetings to two shareholders present in person or represented by proxy representing at least 33 1/3 of the shares entitled to be voted, as described in the Notice of 2022 Annual General and Special Meeting of Shareholders and Proxy Statement of the Company dated April 11, 2022 in respect of the Company’s annual general and special meeting of holders of Common Shares in the capital of the Company is hereby authorized and approved; and

2.	any one director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in order to carry out the terms of this resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of any such act or thing.”

The Definitive Proxy Statement relating to the Meeting states that Sections 11.3, 11.6 and 11.7 of the Company’s Articles will be altered by deleting the text of each of Section 11.3, Section 11.6 and Section 11.7 in its entirety and replacing such sections with the following:

“11.3 Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders present in person or represented by proxy representing at least 33 1/3 of the shares entitled to be voted.

11.6        Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

a.	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

b.	in the case of any other meeting of shareholders, the chair of the meeting or the chair of the board may adjourn the meeting from time to time without further notice. If a quorum is present or represented at a reconvened meeting following such an adjournment, any business may be transacted that might have been transacted at the meeting as originally called. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

11.7        [Intentionally left blank]”

Dated this 25th day of May, 2022

/s/ Terese Gieselman
Terese Gieselman
Corporate Secretary

2